EXHIBIT 99

                               NASDAQ SYMBOL: LASE

                     LASERSIGHT EXPECTS FIRST QUARTER LOSS;
                   MEASURES TAKEN LAST YEAR YIELDING RESULTS;
                    CASH FLOW TREND IMPROVING, LOSS NARROWED

St.  Louis,  MO -- April 24,  1997.....  LaserSight  Incorporated  said today it expects to report a significant reduction in its loss for the first quarter 1997 as compared to the first quarter 1996 along with a positive trend of consecutive quarterly improvements since the third quarter of 1996. The company will also report progress in turning around its technology segment while reporting impressive membership and revenue growth with existing contracts in its managed vision care segment.

LaserSight estimates that it will report a loss of between $550,000 to $700,000, or $0.06 to $0.08 per share as compared to the 1996 first quarter loss of $1.2 million, an estimated decrease in the loss of approximately 42 to 54 percent.
Revenues for the first quarter of 1997 are estimated to be $6.5 million, approximately 40% higher than the $4.6 million in revenues reported for first quarter 1996. In addition to favorable prior year comparisons, quarter to quarter comparisons beginning in the third quarter of 1996 are also favorable with revenues increasing while maintaining gross profit margins, operating expenses are declining and net income improving. During the past five consecutive quarters the company has steadily reduced its negative cash flow from operations. Beginning in the first quarter of 1996 the company reported a $1.7 million negative cash flow from operations; second quarter reduced to $977,698; third quarter reduced to $876,210; fourth quarter reduced to $555,742; and the first quarter of 1997 is estimated to be between $25,000 to $30,000.

Michael R. Farris, president and chief executive officer, said, "The steps we took last year to improve cash flow and strengthen operations are working. Sales activities for our laser systems are re-energized. Over the past year, we took several steps to improve operations at our Technology segment. We expanded marketing and adopted new selling and credit terms, revamped customer service, strengthened engineering and research and development. Within the health services segment The Farris Group is expected to lose money in the first quarter, although considerable progress has been made in trimming its overhead and focusing upon building its book of business. The other components of the Health Services segment, MEC and NNJEI, continue profitably." The company has resolved most pending litigation and obtained financing in early April necessary to resume growth.

"Let me put our progress into perspective," said Farris. "During the first quarter, we sold 15 laser systems with zero system returns. If we had sold 20 systems, two systems less than the number of systems sold in the fourth quarter not counting returns, we would have reported a profit. It is also worth noting that the first quarter tends to be our slowest period."

Significant improvement in operating cash flow
----------------------------------------------

"The measures we have taken over the last year have had an increasingly positive effect on our revenues," he said. "This, combined with effective cost controls that have significantly lowered our selling, general, and administrative expenses as a percentage of revenue, has resulted in significant quarter-by-quarter improvements in our cash position.

New laser model introduction
----------------------------

At the American Society for Cataract and Refractive Surgery (ASCRS) trade show which begins this weekend, LaserSight will introduce its latest state-of-the-art product, the LaserScan LSX laser system. A very significant advancement is the LSX's new and unique ceramic laser head which doubles the repetition rate of LaserSight's laser from 100hz to 200hz. LaserSight adds to its competitive advantage with its exclusive license for this technology. The LSX was conceived to assist in penetrating the more advanced markets internationally and to demonstrate LaserSight's commitment to continued development of leading technology. The company will continue to sell the LaserScan 2000 at a lesser price than the LSX giving the company a multiple product strategy. The LSX pricing structure is intended to assist in meeting budgeted average selling price objectives.

FDA clinical trials update
--------------------------

Farris noted the company continues to make progress with regard to its clinical studies for PRK and PARK. "It is possible that we will submit a Pre-Market Application (PMA) to the FDA late in the fourth quarter of this year or early in the first quarter of next year. The submission will consist of at least 6-month follow up data on over 200 eyes. As the PMA submission is reviewed by the FDA, we will continue and treat patients and submit the follow-up data to the FDA as supplemental information."

"LaserSight has received approval of a second  Investigational  Device Exemption
(IDE). We announced on March 27 of this year the submission of an IDE to the FDA for a patented Glaucoma treatment. This IDE has been approved by the FDA for an expedited study. Since this is an expedited study, using LaserSight's existing IDE for Photorefractive Keratectomy (PRK), it appears possible that a PMA submission on this Glaucoma procedure could be filed as early as the second quarter of 1998."

Health Services growth
----------------------

Farris said the company's managed vision care unit continued its strong operating performance during the quarter. "The number of covered lives continued to increase from our existing vision care HMO contracts. In fact, in comparing first quarter 1996 to first quarter 1997 we saw a 24% increase in the number of covered lives we manage from these contracts, representing a 35-40% increase in revenues from the same comparative period. While we are pleased with this accomplishment, our goal is to secure additional contracts with HMOs."

Earlier this year, LaserSight announced a tentative agreement to acquire Intermountain Managed Eyecare, of Salt Lake City, Utah, a third-party administrator of managed vision care contracts with a business strategy similar to LaserSight's MEC Health Care subsidiary. LaserSight anticipated closing this transaction on March 15, 1997. LaserSight is continuing due diligence with regard to this acquisition and certain transaction terms remain to be negotiated. A closing date cannot be determined at this time.

Commenting on the company's outlook, Farris said, "We are on the right track. We are watching our overhead but not ignoring investments necessary for growth."

LaserSight Incorporated is a holding company with four operating subsidiaries engaged in the business of laser manufacturing and international sales, third-party managed vision care administration, ophthalmic practice management, and health and vision care consulting services.

This press release contains forward-looking statements regarding future events and future performance of the Company that involve risks and uncertainties that could materially affect actual results. Investors should refer to documents that the Company files from time to time with the Securities and Exchange Commission for a description of certain factors that could cause actual results to vary from current expectations and the forward-looking statements contained in this press release. Such filings include, without limitation, the Company's Form 10-K, Form 10-Q and Form 8-K reports and the Company's prospectus dated July 12, 1996 (File No.
333-2198).

For additional information please contact:   Marti Benfield
                                             Investor Relations Manager
                                             LaserSight Incorporated
                                             (314)  469-3220